Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

Investor Relations	T (310) 279 5980
Strategic Public Relations	F (310) 279 5988
W www.pondel.com

NEWS RELEASE	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2015 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

-- Fourth Quarter Net Sales Rise 6.6% to $645.4 million;

Fourth Quarter Net Income Increases 10.7% to $138.7 million;

Announces Repurchase Program of an additional $1.75 billion --

Corona, CA – February 25, 2016 – Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the three- and twelve-months ended December 31, 2015.

2015 Fourth Quarter

Gross sales for the 2015 fourth quarter increased 6.7 percent to $743.2 million from $696.3 million in the same period last year. Net sales for the 2015 fourth quarter increased 6.6 percent to $645.4 million from $605.6 million in the same period last year.  Unfavorable currency exchange rates had the effect of reducing gross sales by approximately $23.1 million and net sales by approximately $19.7 million in the 2015 fourth quarter.

Gross and net sales for the three-months ended December 31, 2015 were negatively impacted by advance purchases made by customers due to a pre-announced price increase effective August 31, 2015 on certain Monster Energy® brand energy drinks.  The Company estimates that the advance purchases reduced gross and net sales for the fourth quarter of 2015 by approximately $12.0 million and $11.0 million, respectively. Gross and net sales for the fourth quarter of 2015 were also impacted by destocking in certain EMEA countries.

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Net sales for the Company’s Finished Products segment for the 2015 fourth quarter increased 1.8 percent to $585.1 million from $574.8 million for the same period last year.

Net sales for the Company’s Concentrate segment for the 2015 fourth quarter were $60.4 million. There were no corresponding sales in the comparable 2014 quarter.  There were no net sales for the Company’s Other Segment in the fourth quarter of 2015, as compared with net sales of $30.8 million for the same period last year.

Gross sales to customers outside the United States increased to $177.1 million in the 2015 fourth quarter from $160.1 million in the same period last year.  Net sales to customers outside the United States rose to $145.3 million in the 2015 fourth quarter, from $133.8 million in the same period last year.

Gross profit, as a percentage of net sales, for the 2015 fourth quarter rose to 62.5 percent, from 54.8 percent for the same period last year.

Operating expenses for the 2015 fourth quarter increased to $174.9 million from $138.9 million in the same period last year.

Distribution costs as a percentage of net sales were 3.2 percent for the 2015 fourth quarter, compared with 4.1 percent in the same period last year.

Selling expenses as a percentage of net sales for the 2015 fourth quarter were 12.9 percent, compared with 9.3 percent in the same period last year.

General and administrative expenses for the 2015 fourth quarter were $70.9 million, or 11.0 percent of net sales, compared with $57.6 million, or 9.5 percent of net sales, for the same period last year.  Stock-based compensation (a non-cash item) was $9.0 million in the 2015 fourth quarter, compared with $6.0 million in the same period last year. Included in general and administrative expenses in the 2015 fourth quarter were expenses of $6.0 million related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks, as compared with $2.9 million in the same period last year.

Operating income for the 2015 fourth quarter increased 18.4 percent to $228.4 million from $192.9 million in the same period last year.

The effective tax rate for the 2015 fourth quarter was 39.5 percent, compared with 34.7 percent in the same period last year.

Net income for the 2015 fourth quarter increased 10.7 percent to $138.7 million from $125.3 million in the same period last year. Net income per diluted share decreased 5.9 percent to $0.67 from $0.72 in the same period last year.

Impact of the Coca-Cola Transaction

As a result of the long-term strategic partnership entered into with The Coca-Cola Company during the second quarter of 2015, the Company incurred obligations related to distributor terminations in the amount of $3.3 million and $224.0 million during the three- and twelve-months ended December 31, 2015, respectively. Such termination costs have been expensed in full and are included in operating expenses for the corresponding periods.  In addition, the Company recognized revenue of $39.8 million related to the acceleration of deferred revenue associated with the terminated distributors during the year ended December 31, 2015 and incurred transaction expenses of $0.07 million and $15.5 million during the three- and twelve-

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months ended December 31, 2015.  The Company recognized a gain on sale of its non-energy business in the amount of $161.5 million for the year ended December 31, 2015.

The following table summarizes the impact on operating income of the selected items discussed above for the three- and twelve-months ended December 31, 2015.  (See “Reconciliation of GAAP and Non-GAAP Information” in the attached exhibit):

Income Statement Items (in thousands):	Three-Months Ended December 31, 2015	Twelve-Months Ended December 31, 2015

Included in Net Sales:
Accelerated recognition of deferred revenue	$-	$39,761

Included in Operating Expenses:
Distributor termination costs	$(3,342)	$(224,000)
TCCC Transaction expenses	$(70)	$(15,495)

Gain on sale of the non-energy business	$-	$161,470

Net Impact on Operating Income	$(3,412)	$(38,264)

2015 Fiscal Year

For the year ended December 31, 2015, gross sales rose to $3.11 billion.  Excluding acceleration of deferred revenue, gross sales for the year ended December 31, 2015 increased by 8.4 percent to $3.07 billion, as compared with $2.83 billion in the prior year.  Net sales for the year ended December 31, 2015 increased to $2.72 billion.  Excluding acceleration of deferred revenue, net sales for the year ended December 31, 2015 rose to $2.68 billion, as compared with $2.46 billion in the prior year.  Unfavorable currency exchange rates had the effect of reducing gross sales by approximately $102.4 million and net sales by approximately $84.3 million in the twelve-months ended December 31, 2015.

Gross profit as a percentage of net sales was 60.0 percent for the year ended December 31, 2015, compared with 54.4 percent a year earlier.

Operating expenses for the year ended December 31, 2015 were $900.1 million. Excluding distributor termination costs and transaction expenses, operating expenses were $660.6 million, as compared with $587.6 million in the prior year.  Included in operating expenses for the year ended December 31, 2015 were expenses of $17.8 million related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks, as compared with $20.6 million in the prior year.

Operating income for the year ended December 31, 2015 was $893.7 million. Excluding the acceleration of deferred revenue, the gain on the sale of the non-energy business, distributor termination costs

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and transaction expenses, operating income increased to $931.9 million in the year ended December 31, 2015 from $752.2 million in the prior year.

The effective tax rate for the year ended December 31, 2015 was 38.7 percent, compared with 35.2 percent in the prior year.

Net income for the year ended December 31, 2015 was $546.7 million, or $2.84 per diluted share.  Net income for the year ended December 31, 2015, excluding the acceleration of deferred revenue, the gain on the sale of the non-energy business, distributor termination costs and transaction expenses, on a tax affected basis, increased to $575.2 million, or $2.99 per diluted share, compared with $487.9 million or $2.80 per diluted share for the same period last year.

Rodney C. Sacks, Chairman and Chief Executive Officer, said:  “Earlier this week, we reported on the acquisition of our principal flavor supplier, American Fruits and Flavors.  The transaction secures our ownership of the unique intellectual property of many of our key flavors.  We have known and worked with American Fruits and Flavors as a valued supplier for more than 20 years.

“We are pleased to note continued progress on the implementation of our strategic alignment with Coca-Cola bottlers internationally. We have launched distribution of our Monster Energy® drinks with Coca-Cola bottlers in Korea, Portugal, Russia, Spain and a number of other markets in the past few months and are making good progress thus far.  We are also pleased to report that we have reached agreement with a number of other international Coca-Cola bottlers for distribution of the Monster Energy® brand.  In the United States, we are seeing improvement in distribution in All Measured Channels and have expanded the number of outlets in which Monster Energy® drinks are available.

“Distributor transitions and uncertainties in portions of our international non-Coca-Cola distribution network limited further revenue growth during the quarter. Changes in foreign currency exchange rates also continued to adversely affect our results,” Sacks added.

Share Repurchase Program

The Company’s Board of Directors has authorized a share repurchase program of up to $1.75 billion of the Company’s outstanding common stock.  In addition, there is approximately $250 million available under the previously authorized $500 million share repurchase program.  The Company expects to return capital in 2016 to its shareholders pursuant to share repurchases, which may be effected pursuant to open market transactions, a “modified Dutch auction” tender offer, accelerated share repurchase, privately negotiated transactions or otherwise, subject to applicable laws, regulations and approvals.  The timing of the repurchases or a “modified Dutch auction” tender offer will depend on a variety of factors, including market conditions, and the repurchase may be suspended or discontinued at any time.

Investor Conference Call

The Company will host an investor conference call today, February 25, 2016, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

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Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Extra Strength Nitrous Technology® energy drinks, Java Monster® non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, and Ultra® energy drinks. For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transactions; our ability to close the acquisition and integrate American Fruits and Flavors; our ability to implement the share repurchase program; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of

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containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see Monster’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2015 AND 2014
(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales¹	$645,432	$605,567	$2,722,564	$2,464,867

Cost of sales	242,072	273,783	1,090,263	1,125,057

Gross profit¹	403,360	331,784	1,632,301	1,339,810
Gross profit as a percentage of net sales	62.5%	54.8%	60.0%	54.4%

Operating expenses²	174,913	138,862	900,118	592,305
Operating expenses as a percentage of net sales	27.1%	22.9%	33.1%	24.0%

Gain on sale of the non-energy business	-	-	161,470	-

Operating income¹,²	228,447	192,922	893,653	747,505
Operating income as a percentage of net sales	35.4%	31.9%	32.8%	30.3%

Interest income and other (expense), net	1,039	(1,010)	(2,105)	(1,717)

Income before provision for income taxes¹,²	229,486	191,912	891,548	745,788

Provision for income taxes	90,745	66,580	344,815	262,603
Income taxes as a percentage of income before taxes	39.5%	34.7%	38.7%	35.2%

Net income¹,²	$138,741	$125,332	$546,733	$483,185
Net income as a percentage of net sales	21.5%	20.7%	20.1%	19.6%

Net income per common share:
Basic	$0.68	$0.75	$2.90	$2.89
Diluted	$0.67	$0.72	$2.84	$2.77

Weighted average number of shares of common stock and common stock equivalents:
Basic	202,816	167,675	188,816	167,257
Diluted	205,798	174,932	192,586	174,285

Case sales (in thousands) (in 192-ounce case equivalents)	67,531	58,563	274,621	238,280
Average net sales per case	$9.56	$10.34	$9.91	$10.34

¹Includes $8.1 million and $3.8 million for the three-months ended December 31, 2015 and 2014, respectively, related to the recognition of deferred revenue. Includes $62.8 million and $15.0 million for the twelve-months ended December 31, 2015 and 2014, respectively, related to the recognition of deferred revenue. Included in the $62.8 million recognition of deferred revenue for the twelve-months ended December 31, 2015, is $39.8 million related to the accelerated amortization of the deferred revenue balances associated with certain of the Company’s prior distributors who were sent notices of termination during the first quarter of 2015.

²Includes $3.3 million and $0.1 million for the three-months ended December 31, 2015 and 2014, respectively, related to distributor termination costs. Includes $224.0 million and ($0.2) million for the twelve-months ended December 31, 2015 and 2014, respectively, related to distributor termination costs.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2015 AND 2014
(In Thousands, Except Par Value) (Unaudited)

	December 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,175,417	$370,323
Short-term investments	744,610	781,134
Accounts receivable, net	352,955	280,755
TCCC Transaction receivable	125,000	-
Inventories	156,121	174,573
Prepaid expenses and other current assets	26,967	19,673
Intangibles held-for-sale, net	-	18,079
Prepaid income taxes	1,532	8,617
Total current assets	3,582,602	1,653,154

INVESTMENTS	15,348	42,940
PROPERTY AND EQUIPMENT, net	97,354	90,156
DEFERRED INCOME TAXES	261,310	94,381
GOODWILL	1,279,715	-
OTHER INTANGIBLE ASSETS, net	427,986	50,748
OTHER ASSETS	10,874	7,496
Total Assets	$5,675,189	$1,938,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$144,763	$127,641
Accrued liabilities	81,786	40,271
Accrued promotional allowances	115,530	114,047
Accrued distributor terminations	11,018	-
Deferred revenue	32,271	49,926
Accrued compensation	22,159	17,983
Income taxes payable	106,662	5,848
Total current liabilities	514,189	355,716

DEFERRED REVENUE	351,590	68,009

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 207,019 shares issued and 202,900 outstanding as of December 31, 2015; 207,004 shares issued and 167,722 outstanding as of December 31, 2014	1,035	1,035
Additional paid-in capital	3,991,857	426,145
Retained earnings	1,394,863	2,330,510
Accumulated other comprehensive loss	(21,878)	(11,453)
Common stock in treasury, at cost; 4,119 shares and 39,282 shares as of December 31, 2015 and December 31, 2014, respectively	(556,467)	(1,231,087)
Total stockholders’ equity	4,809,410	1,515,150
Total Liabilities and Stockholders’ Equity	$5,675,189	$1,938,875

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
ADJUSTED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE- AND TWELVE-MONTHS ENDED DECEMBER 31, 2015 AND 2014
(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Gross sales, net of discounts and returns[1,3]	$743,187	$696,290	$3,065,904	$2,827,092

Less: Promotional and other allowances[2]	97,755	90,723	383,101	362,225

Net sales[3]	645,432	605,567	2,682,803	2,464,867

Cost of sales	242,072	273,783	1,090,263	1,125,057

Gross profit[3]	403,360	331,784	1,592,540	1,339,810
Gross profit as a percentage of net sales	62.5%	54.8%	59.4%	54.4%

Operating expenses[4]	171,501	137,670	660,623	587,638
Operating expenses as a percentage of net sales	26.6%	22.7%	24.6%	23.8%

Operating income[3,4,5]	231,859	194,114	931,917	752,172
Operating income as a percentage of net sales	35.9%	32.1%	34.7%	30.5%

Interest and other (expense) income, net	1,039	(1,010)	(2,105)	(1,717)

Income before provision for income taxes[3,4,5]	232,898	193,104	929,812	750,455

Provision for income taxes	92,029	66,580	354,594	262,603
Income taxes as a percentage of income before taxes	39.5%	34.5%	38.1%	35.0%

Net income[3,4,5]	$140,869	$126,524	$575,218	$487,852
Net income as a percentage of net sales	21.8%	20.9%	21.4%	19.8%

Net income per common share:
Basic	$0.69	$0.75	$3.05	$2.92
Diluted	$0.68	$0.72	$2.99	$2.80

Weighted average number of shares of common stock and common stock equivalents:
Basic	202,816	167,675	188,816	167,257
Diluted	205,798	174,932	192,586	174,285

Case sales (in thousands) (in 192-ounce case equivalents)	67,531	58,563	274,621	238,280
Average net sales per case	$9.56	$10.34	$9.77	$10.34

1Gross sales is a non-GAAP measure that is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

2Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) discounts granted off list prices to support price promotions to end-consumers by retailers; (ii) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (iii) the Company’s agreed share of fees given to distributors and/or directly to retailers for advertising, in-store marketing and promotional activities; (iv) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (v) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; (vi) discounted or free products; (vii) contractual fees given to the Company’s distributors related to sales made by the Company direct to certain customers that fall within the distributors’ sales territories; and (viii) commissions paid to our customers. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

3Excludes $39.8 million for the twelve-months ended December 31, 2015, related to the acceleration of deferred revenue associated with certain of the Company’s prior distributors who were sent notices of termination during the first quarter of 2015.

4Excludes $3.3 million and $0.1 million for the three-months ended December 31, 2015 and 2014, respectively, related to distributor termination costs. Excludes $224.0 million and ($0.2) million for the twelve-months ended December 31, 2015 and 2014, respectively, related to distributor termination costs.  Excludes $0.07 million and $1.2 million for the three-months ended December 31, 2015 and 2014, respectively, related to TCCC Transaction expenses.  Excludes $15.5 million and $4.8 million for the twelve-months ended December 31, 2015 and 2014, respectively, related to TCCC Transaction expenses.

5Excludes $161.5 million for the year ended December 31, 2015 related to the gain on sale of the non-energy business.

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, unaudited)

Adjusted results are non-GAAP items that exclude (i) the acceleration of deferred revenue, (ii) distributor termination costs, (iii) TCCC Transaction expenses, and (iv) the gain on sale of the non-energy business.  The Company believes that these non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results.  The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures.

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$645,432	$605,567	$2,722,564	$2,464,867

Accelerated recognition of deferred revenue	-	-	(39,761)	-

Net sales excluding above item	$645,432	$605,567	$2,682,803	$2,464,867

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Gross profit	$403,360	$331,784	$1,632,301	$1,339,810

Accelerated recognition of deferred revenue	-	-	(39,761)	-

Gross profit excluding above item	$403,360	$331,784	$1,592,540	$1,339,810

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating expenses	$174,913	$138,862	$900,118	$592,305

Distributor termination costs	(3,342)	(4)	(224,000)	157
TCCC Transaction expenses	(70)	(1,188)	(15,495)	(4,824)

Operating expenses excluding above items	$171,501	$137,670	$660,623	$587,638

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating income	$228,447	$192,922	$893,653	$747,505

Accelerated recognition of deferred revenue	-	-	(39,761)	-
Distributor termination costs	3,342	4	224,000	(157)
TCCC Transaction expenses	70	1,188	15,495	4,824
Gain on sale of the non-energy business	-	-	(161,470)	-

Operating income excluding above items	$231,859	$194,114	$931,917	$752,172

Reconciliation of GAAP and Non-GAAP Information (cont.)

($ in Thousands, unaudited)

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Income before provision for income taxes	$229,486	$191,912	$891,548	$745,788

Accelerated recognition of deferred revenue	-	-	(39,761)	-
Distributor termination costs	3,342	4	224,000	(157)
TCCC Transaction expenses	70	1,188	15,495	4,824
Gain on sale of the non-energy business	-	-	(161,470)	-

Income before provision for income taxes excluding above items	$232,898	$193,104	$929,812	$750,455

	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income	$138,741	$125,332	$546,733	$483,185

Accelerated recognition of deferred revenue	-	-	(39,761)	-
Distributor termination costs	3,342	4	224,000	(157)
TCCC Transaction expenses	70	1,188	15,495	4,824
Gain on sale of the non-energy business	-	-	(161,470)	-
Provision for income taxes relating to above	(1,284)	-	(9,779)	-

Net income excluding above items	$140,869	$126,524	$575,218	$487,852